EXHIBIT 5

Montevideo, February 27, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering, pursuant to a registration statement (File No. 333-189896), filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) of U.S.$1,200,000,000 aggregate principal amount of the Republic’s 5.100% U.S.$ Bonds due 2050 (the “Bonds”), which were issued on February 26, 2015 under an Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York Mellon (formerly The Bank of New York) as trustee.

In arriving at the opinions expressed below, I have reviewed the following:

(i)        The Registration Statement, as amended as of its most recent effective date (February 23, 2014), insofar as it relates to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act); the related prospectus dated July 30, 2013, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; the preliminary prospectus supplement pertaining to the Bonds, dated February 23, 2015, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; and the related prospectus supplement pertaining to the Bonds, dated February 23, 2015, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference in each of them.

(ii)	a copy of the executed Indenture;
(iii)	a copy of the Bonds in global form, as executed by the Republic;

(iv)	all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1) the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2) Law No. 16,696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50, as amended by Law No. 18,401 dated October 24, 2008, Law No. 18,643 dated February 9, 2010 and Law No. 18,670 dated July 20, 2010; and

3)	Law 17,947 of January 8, 2006 (as amended by Law 18,519 of July 15, 2009), Article 266 of Law 18,834 of November 4, 2011 (as amended by Law 19,316 passed by Congress on February 10, 2015 and approved by the Executive Power on February 18, 2015);
(v)	the following decree and resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Bonds has been authorized (translations of which are attached as exhibits hereto):
1)	Decree No. 057/15 of the Executive Power of the Republic, dated February 23, 2015; and
2)	Resolution of the Ministry of Economy and Finance, dated February 23, 2015;

(vi) all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2013. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fernando Scelza

Dr. Fernando Scelza

Counsel to the Ministry of

Economy and Finance of the

Republic of Uruguay

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EXHIBITS

NATIONAL CONSTITUTION

English translation of excerpt

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196.

There shall be a Central Bank of the Republic, which shall be organized as an autonomous entity, and it shall have the powers and duties specified in a law approved by more than half of the full membership of each Chamber.

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Law No. 16,696

English Translation of Relevant Provisions

Article 3. (Purposes). The purposes of the Central Bank of Uruguay shall be:

(a) To ensure the stability of national currency.

(b) To ensure the normal functioning of local and foreign payments.

(c) To maintain an appropriate level of international reserves.

(d) To promote and maintain the soundness, solvency and appropriate functioning of the national financial system.

In the exercise of these purposes the Bank shall seek coordination with the directors of economic policy within the competence of Executive. If the bank considers that any decision substantially affects the purposes attributed to it hereunder, it may maintain its position, informing the Executive thereof for the pertinent purposes in compliance with the procedure established in article 197 of the Constitution.

Article 7. (Authorities). The authorities of the Bank shall be conducive to fulfillment of the purposes indicated in article 3.

In this sense the Bank:

(c) Shall act as the government’s economic advisor, bank and financial agent.

Article 50. (Administration of the public debt and loans). The Bank shall be responsible, under the terms and conditions agreed to with the Executive, for the issuance and management of public securities with State guarantees and, in this sense, shall negotiate directly with the public.

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The Bank shall fulfill the duties of administration of the service of internal and external Public Debts, Treasury Bills and Treasurer Bonds, and international loans.

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Law Nº 17,947

English Translation

The Senate and the Chamber of Representatives

of the Republic of Uruguay

having met together as General Assembly

DECREE:

ARTICLE 1. For the purpose of the present law Public Debt is formed by net liabilities — according to the current measurement criteria of the Central Bank of Uruguay — in charge of Central Government; the Central Bank of Uruguay; the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purpose of determining the net debt the monetary stock shall be included as a liability.

ARTICLE 2. The Executive Authority is hereby authorized to issue national public debt provided the increase of net public debt in each fiscal year with respect to the last working day of the previous year does not exceed the following amounts;

A) US$ 325.000.000 (three hundred and twenty five million United States dollars) for the fiscal year 2006.-

B) US$ 300.000.000 (three hundred million United States dollars) for the fiscal year 2007.-

C) US$ 275.000.000 (two hundred and seventy five million United States dollars ) for the fiscal year 2008.

D) US$ 250.000.000 (two hundred and fifty million United States dollars) for the fiscal year 2009.

ARTICLE 3. The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:

A) The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage

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Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.-

B) The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

C) Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.

ARTICLE 4. As from January 1st, 2009 and up to and until the new law on borrowing be enacted, the net public national debt may be increased by a volume equivalent to US$ 250.000.000 (two hundred and fifty million United States dollars) for each fiscal year.

ARTICLE 5. The Executive Authority may exceed by as much as 50% the debt maximum amount established for any given year in such cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without this altering the ceiling set forth for the subsequent years.

The Executive Authority shall refrain from resorting to the powers as set forth in the previous paragraph for three consecutive fiscal years.

ARTICLE 6. For the purpose of controlling the debt ceiling as set forth in this act, the assets available and the liabilities incurred in a currency other than United States dollars shall be taken at the inter- bank selling rate of exchange in force at closure of the last working day of the preceding fiscal year for debts incurred prior to said date; and at the inter-bank selling rate of exchange in force at the moment of entering into contract if said debt be incurred during the same fiscal year. The same criteria shall apply to debt denominated in indexed units, based on the arbitrage defined by the Central Bank of Uruguay.

ARTICLE 7. When the draft statement of accounts is presented, the Executive Authority shall report to the general Assembly regarding what use has been made of the ceiling set forth for public national debt.

ARTICLE 8. The evaluation of compliance with maximum amounts for the debt shall be made by resorting to the latest figures published by the Central Bank of Uruguay.

Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed)           NORA CASTRO

President

MARTI DALGALARRONDO AÑON

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Secretary

Presidency of the Republic of Uruguay

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 08 January, 2006

Let it be executed, receipt thereof be confirmed, published and entered into the National Registry of Acts and Decrees.

(signed) Danilo Astori

Dr. Tabaré Vázquez

President of Uruguay

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Decree No. 057/15 of the Executive Power of the Republic

English translation of relevant provisions

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 23rd February 2015.

IN VIEW OF: the technical report of the Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Oriental Republic of Uruguay to the international capital market.

AS A RESULT: I) that the report itself recognizes the opportunity to proceed with the extension of the “Global Bonds – 2050” emission by the Republic dated June 18, 2014, with the same final maturity in 2050, in advantageous conditions for the Republic.

II) that, in the sense indicated, the Ministry of Economy and Finance, through the Debt Management Unit, has received proposals from first rate financial institutions, which detail the terms and conditions for the possible extension of the "Global Bonds - 2050" to be placed in the international market.

III) that, of the received proposals, proves to be the most convenient firms the one presented by Merrill Lynch, Pierce, Fenner & Smith Incorporated (Bank of America Merrill Lynch), Morgan Stanley & Co. LLC and Santander Investment Securities Inc. considering both financial conditions and the maturity profile offered.

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WHEREAS: I) that the proposal submitted is satisfactory and, therefore, it is advisable to carry forward with it.

II) that bidding firms are institutions of strong presence and participation in the international capital market with a successful background in placement Sovereigns issuances of public debt in those markets.

WITH REGARD TO: what has been advised by the Debt Management Unit of the Ministry of Economy and Finance and what set forth in numeral 7, literal c) of article 33 of TOCAF 2014; Laws Nº 17.947 of January 8, 2006, amended by Law Nº 18.519 of July 15, 2009 and article 266 of Law Nº 18.834 of November 4, 2011, amended by Law Nº 19.316 of February 18, 2015.

THE PRESIDENT OF THE REPUBLIC

D E C R E E S:

ARTICLE 1.- The extension until the amount of US$ 1.500:000.000,00 (one thousand five hundred millions dollars of the United States of America), of the Bonds called “Global Bonds - 2050”, with final maturity in 2050 and redemption paid in the last three years in equal and consecutive payments, which emission was provided by Decree Nº 164/014 dated June 10, 2014, and which shall comply with the other conditions laid down in this decree, with the exception of the first interest payment date.

The value of each Bond will not be inferior to US$ 1.00,00 (one dollar of the United States of America).

ARTICLE 2.- The bonds may be placed in international markets in the form and required conditions in those markets.

ARTICLE 3.- The interests accrued by the Bonds shall be payable semiannually in dollars of the United States of America. The first interest payment will take place on June 18, 2015.

ARTICLE 4.- The Bonds will be govern as applicable to this extension, by the conditions and requirements set forth in Decree Nº 164/014 dated June 10, 2014.

ARTICLE 5.- The Ministry of Economy and Finance is authorized to negotiate, approve and underwrite on behalf of the Republic, the contracts and documents that are required to effects of operations set forth in this Decree.

The representation of the State-Ministry of Economy and Finance to that referred in the present article could be exerted indifferently by the Minister of Economy and Finance, Mr. Mario Bergara, or by Mr. Michael Borchardt.

The Central Bank of Uruguay, in its capacity as Financial Agent of the State, will carry out the relevant procedures required to implement the operation.

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ARTICLE 6.- Entrusts to Dr. Marcos Álvarez, Dr. Ricardo Perez Blanco, Dr. Fernando Scelza and Dr. Gonzalo Muñiz Marton, indifferently, in their status as Legal Advisers of the Ministry of Economy and Finance, the writing and signing of the corresponding legal opinions.

ARTICLE 7.- Entrusts to the General Director of the Ministry of Economy and Finance, Ms. Graciela Mazzuchiu, Ms. Susana Díaz and Ms. Laura Remersaro, indifferently, the expedition of the pertinent proofs and certifications.

ARTICLE 8.- To be notified, published and filed.

(Signed)	(Signed)
Mr. Mario Bergara	Mr. José Mujica
Minister of Economy and Finance	President of the Republic

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RESOLUTION

MINISTRY OF ECONOMY AND FINANCE

English Translation of Relevant Provisions

MINISTRY OF ECONOMY AND FINANCE

Montevideo, February 23rd, 2015.

IN VIEW OF: Decree Nº 057/015 of February 23rd, 2015.

AS A RESULT: I) that by the article 1º of the said Decree there is authorized the extension until the amount of US$ 1.500:000.000,00 (one thousand five hundred millions dollars of the United States of America), of the Bonds called “Global Bonds -2050”, with final maturity in 2050 and redemption paid in the last three years in equal and consecutive payments, which emission was provided by Decree Nº 164/014 dated June 10, 2014, and which shall comply with the other conditions laid down in this decree, with the exception of the first interest payment date.

II) that also this Secretary of State is authorized to sign on behalf of the Republic, contracts and documents required for the purposes of the transactions referred to in Decree Nº 057/15 dated February 23rd, 2015.

WHEREAS: that by the said Decree, the Minister of Economy and Finance was committed to negotiate and sign on behalf of the Republic, the contracts and documents required, and the Minister of Economy and Finance, Mr. Mario Bergara, and Mr. Michael Borchardt, were designated to exert the representation of the State-Ministry of Economy and Finance in the referred operations.

WITH REGARD TO: that which has been previously arranged,

THE MINISTRY OF ECONOMY AND FINANCE

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R E S O L V E S:

1º) Be approved the contract entitled "Underwriting Agreement", to be underwritten by Merrill Lynch, Pierce, Fenner & Smith Incorporated (Bank of America Merrill Lynch), Morgan Stanley & Co. LLC and Santander Investment Securities Inc., attached hereto and forms part of this Resolution, and prospectuses and other documents necessary to carry out all the operations anticipated in the decree mentioned in the “IN VIEW OF” section of the present Resolution.

2º) To be notified, published and filed.

(Signed)
Mr. Mario Bergara
Minister of Economy and Finance

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